Exhibit 10.1
AMENDMENT TO THE
MONRO MUFFLER BRAKE, INC. 1998 STOCK OPTION PLAN
     AMENDMENT to the Monro Muffler Brake, Inc. 1998 Stock Option Plan, dated as of this 8th day of June, 2005.
     WHEREAS, Monro Muffler Brake, Inc. (the “Company”) maintains the Monro Muffler Brake, Inc. 1998 Stock Option Plan (the “Plan”) to encourage and enable all eligible employees of the Company and its subsidiaries to acquire a proprietary interest in the Company through ownership of the Company’s common stock;
     WHEREAS, pursuant to Article 9 of the Plan, the Board of Directors of Monro Muffler Brake, Inc. (the “Board”) may amend the Plan provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially increase the benefits accruing to employees under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company’s stockholders; and
     WHEREAS, the Board desires to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan from 1,425,000 to 1,785,000.
     NOW, THEREFORE, pursuant to and in exercise of the authority retained by the Board under Article 9 of the Plan, subject to ratification by the stockholders of the Company, the Plan is hereby amended, effective June 8, 2005, to provide as follows:
1.	The first sentence of Section 2.2 of the Plan is hereby amended by deleting “1,425,000” and inserting “1,785,000” in its place.

2.	The Plan, except as otherwise set forth herein, shall remain in full force and effects in all other respects.
     IN WITNESS WHEREOF, the Board has caused this Amendment to be executed, to be effective as of the day and year first written above.

22